DocuSign Envelope ID: 324E2FDD-0C11-4042-A13D-3A1B2001F4E6

NEWSIGHT IMAGING LTD.

March 16, 2023

To: Next Gear Venture Partners 2 L.P.
Attention: Tal Cohen, General Partner

Dear Sirs,

This letter is to express the wish of Newsight Imaging Ltd., a company incorporated under the laws of Israel with a registration number 515459014 (the "**Company**"), to take part in your activities prior to and as part of the next accelerator program (the **"Fast Lane Program"**) of Future Mobility Smart Center Ltd. (**"Drive"**) that is scheduled to start in the second half of 2022 and to continue for approximately five months and thus to enjoy the benefits thereof.

1. The Company will take part in the pre-Fast Lane Program activities and will participate in the Fast Lane Program and acknowledges that: (i) such participation is conditioned upon both the admission by Drive and our compliance with the Fast Lane Program guidelines, as shall be from time to time (provided we are given advance notice thereof by Drive), and (ii) that the Fast Lane Program is limited in time.

2. Whereas the Company announced on 30 August 2022 a planned business combination (the "**Transaction**") with NASDAQ listed Vision Sensing Acquisition Corp. ("**VSAC**") that requires confidentiality. Additionally, by their acceptance below, VSAC's Board has consented to the terms hereunder and the issuance of the Option pursuant to Section 3 below.

3. The Company hereby agrees that as condition for the participation in the pre-Fast Lane Program activities and to participate in the Fast Lane Program and in consideration of such participation, the Company shall issue to Next Gear Venture Partners 2 L.P. (the "**Fund**"), one non-assignable option to purchase 6,376 Shares of the Company (i.e., 3% of the Company's fully diluted capitalization as of November 13, 2022), (the "**Options**"). The Options shall have an exercise price of:

(i) US$1,043.45 per share, if the Company is listed on a U.S. national securities exchange or over-the-counter market as of June 20, 2023 ; or

(ii) the lower of: (a) the price per share in the next financing round of at least $10 million that the Company shall close prior to the end of the Fast Lane Program, or (b) $776.65 per share reflecting a pre-money company valuation of $160 million if the Company is not listed on a U.S. national securities exchange or over-the-counter market as of June 20, 2023.

The Option shall be exercisable at any time prior to the earlier of: (i) November 12, 2024, if the Company is listed on a U.S. national securities exchange or over-the-counter market on such date, and (ii) November 12, 2026; *provided, however,* that if the Company shall not be admitted to the Fast Lane Program or is not satisfied with its participation in the Fast Lane Program, the Company, by written notice to the Fund, which shall become effective only if received by the Fund not later than the end date of the Fast Lane Program, shall have the right to revoke the Option in whole or in part and the Fund shall have no claims in this regard. Such shares to be received upon the exercise of the Option are expected to be adjusted and converted to a number of shares based on the share split that shall occur in connection with the Transaction, reflecting a US$10 value per share.

ניוסייט אימג'ינג בע"מ
ח.פ. 515459014
NewSight Imaging LTD

4. The Company hereby represents and warrants that: (a) it was duly formed and is validly existing under the laws of Israel; (b) it has the full power and authority to consummate the transactions contemplated hereunder; (c) except for the Company's approvals and VSAC's consent which have been obtained in the signature page below, no consents, authorizations or approvals of any governmental authority or other third party are required in connection with the execution or performance of this letter agreement and the transactions contemplated thereunder; (d) the consummation of the transactions contemplated hereunder do not violate the provisions of any applicable law and will not result in any breach of any agreement or instrument to which the Company is a party; and (e) the execution and performance of this letter agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, and this letter agreement, subject to its due execution by the Fund, is the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms.

5. This letter amends, restates and replaces the letter dated November 13, 2022 in its entirety.

Please indicate your acceptance of the above by signing below. Upon your signature, this letter shall become a binding agreement enforceable against the Company in accordance with its terms.

Sincerely,

ניוסייט אימג'ינג בע"מ
ח.פ. 515459014
NewSight Imaging LTD

Newsight Imaging Ltd.

Eli Assoolin, Chairman & CEO

Consent to the foregoing

DocuSigned by:
George Sobek
D2BFCC98DC2D404...

Vision Sensing Acquisition Corp.

George Peter Sobek, Chairman & CEO

Tal Cohen, General Partner
Next Gear Venture Partners 2 L.P.

LETTER OF CONSENT & UNDERTAKING

November 13, 2022

To:

1. Next Gear Venture Partners 2 L.P.

2. Future Mobility Smart Center Ltd.

(Hereinafter jointly referred to as "**Next Gear**")

Reference is hereby made to discussions between Next Gear and Newsight Imaging Ltd. (the "**Company**") regarding a potential business relationship (the "**Transaction**") between Next Gear or its affiliates, on the one hand, and the Company and its subsidiaries, on the other hand. In connection with evaluating the Transaction, the Company wish to exchange certain information and is willing to provide such information to the other, on the terms and conditions contained in this Letter of Consent and Undertaking.

In connection with the foregoing, the Company acknowledges, and Next Gear hereby agree to be bound by, the following:

The Company is intending to enter into a business combination agreement with a special purpose acquisition company (the "**SPAC**") with the result that the Company will be listed on the NASDAQ Capital Market upon completion of the business combination. Reference is made to the SPAC's final prospectus, dated November 1, 2021 (the "**Prospectus**"). Next Gear hereby represents and warrants that it will read the Prospectus and that it has been informed by the Company that the SPAC has established a trust account (the "**Trust Account**") containing the proceeds of its initial public offering (the "**IPO**") and the overallotment units acquired by its underwriters and from certain private placement occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC's public stockholders (including overallotment units acquired by the SPAC's underwriters, the "**Public Stockholders**"), and that, except as otherwise described in the Prospectus, the SPAC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their SPAC shares in connection with the consummation of the SPAC's initial business combination (as such term is used in the Prospectus) (the "**Business Combination**"), (b) to the Public Stockholders if the SPAC fails to consummate a Business Combination within 12 months (or up to 18 months, as applicable and described in the Prospectus) after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes and dissolution expenses, or (d) to the SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Letter of Consent and Undertaking and discussions with the Company regarding the Transaction (which may include a Business Combination), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Next Gear hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Letter of Consent and Undertaking, neither Next Gear nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Letter of Consent and Undertaking or any proposed or actual business relationship between the SPAC or its Representatives, on

the one hand, and the Company or its Representatives or the SPAC and its representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the "**Released Claims**"). Next Gear, on behalf of itself and its affiliates, hereby irrevocably waives any Released Claims that the Company or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Letter of Consent and Undertaking or any other agreement with the Company or the SPAC or their respective affiliates). Next Gear agrees and acknowledges that such irrevocable waiver is material to this Letter of Consent and Undertaking and specifically relied upon by the Company and its affiliates to induce the Company to enter in this Letter of Consent and Undertaking, and Next Gear further intends and understands such waiver to be valid, binding and enforceable against the Counterparty and each of its affiliates under applicable law. To the extent the Counterparty or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, the SPAC or their respective Representatives, which proceeding seeks, in whole or in part, monetary relief against the SPAC or its Representatives, Next Gear hereby acknowledges and agrees that the it and its affiliates' sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Next Gear or its affiliates (or any person claiming on any of their behaves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Next Gear or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, the SPAC or their respective Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, the SPAC and its Representatives, as applicable, shall be entitled to recover from the Counterparty and its affiliates the associated legal fees and costs in connection with any such action, in the event the SPAC or its Representatives, as applicable, prevails in such action or proceeding. For purposes of this Letter of Consent and Undertaking, the term "**Representative**" means, with respect to any person, such person's affiliates and its and their respective directors, officers, employees, agents, partners, advisors (including, without limitation, financial advisors, counsel, and accountants) and controlling persons. The term "**person**" will be broadly interpreted to include, without limitation, any entity or individual.

The Company acknowledges that the SPAC's securities are registered with the SEC under the Securities Exchange Act of 1934, as amended, and that the SPAC's securities are publicly traded. Next Gear specifically acknowledges that the SPAC has requested that this paragraph be included in this Letter of Consent and Undertaking so that the SPAC will be exempt from any requirement to disclose material non-public information provided to the Company in accordance with the exemption set forth in Rule 100(b)(2)(ii) of SEC Regulation FD. Accordingly, Next Gear agrees that so long as it possesses material non-public information about the SPAC or the Company that may be considered "material non-public information" for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including Regulation FD, (information that a reasonable investor would consider when making a decision to invest in the SPAC's securities), Next Gear will not, and will advise its Representatives that they may not, purchase or sell, in any way, shape or form (including, but not limited to, pursuant to a "hedging" transaction (whether or not such transaction involves the actual exchange of securities) or "short selling"), directly or indirectly, the SPAC's securities, publicly or privately.

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Sincerely,

Newsight Imaging Ltd. ניוסייט אימג'ינג בע"מ
ח.פ. 515459014
NewSight Imaging LTD

By:____________________

Name: ELI ASSOOLIN

Title: CEO

ACCEPTED AND AGREED:

Next Gear Venture Partners 2 L.P.

Signature:____________________

By: TAL COHEN

Title: Managing Partner

Future Mobility Smart Center Ltd.

Signature:____________________

By: ITAY EREL

Title: CEO